Exhibit 10(a)

July 11, 2014

Mr. Daniel F. Sansone

2656 Vesclub Circle

Vestavia Hills, Alabama  35216

RE:Terms of Employment for 2014 and General Release

Dear Dan:

This letter and the exhibits comprise your Terms of Employment for 2014 and General Release (“Agreement”) and will confirm the terms of your retirement from employment from Vulcan Materials Company (“the Company”) effective December 31, 2014.

The following constitutes the terms and conditions of your continued employment through December 31, 2014, and for receipt of the consideration described herein:

1.

Position, Duties, and Compensation. Effective January 1, 2014, your position with the Company is Executive Vice President - Strategy reporting to me. In this role, you will lead several important strategic initiatives for the Company and will be engaged in assisting with the transition of the new senior management team.    You agree to use your best efforts to promote the success of the Company’s business in accordance with all applicable laws and cooperate fully with the Company’s Board of Directors and the Company in the advancement of the best interests of the Company. Your current salary and participation in health and welfare benefit plans will remain constant until your retirement.

2.	Retirement Date. Your employment with the Company will cease on December 31, 2014, unless it ceases sooner as provided herein.

3.

Succession Planning Payment.  You will receive a lump-sum payment of $750,000, less lawful deductions (“Succession Planning Payment”), provided you satisfy the terms and conditions of this Agreement. This payment will be made following your separation from employment but no earlier than January 15, 2015.  This payment will be reported to the Internal Revenue Service on your W-2 form.

4.

MIP Equivalent Payment.  Furthermore, subject to the provisions of paragraph (8), you will be eligible for a cash payment in lieu of 2014 participation in the Management Incentive Plan (“MIP”) (“MIP Equivalent Payment”).  This MIP Equivalent Payment will be in an amount equivalent to a good faith estimate of what your payment would have been for work performed in 2014, had you continued to be employed through December 31, 2014, as determined in accordance with the Company’s normal practices.  This payment will be included in your “final average earnings” for the calendar year

Mr. Daniel F. Sansone

July 11, 2014

2014 for purposes of pension calculations, as such term is defined in the applicable Plan.

5.

MIP Equivalent True-Up Payment. If it is determined in 2015, at the time MIP payments for work performed in 2014 would routinely be made, that the calculation of a payment pursuant to MIP guidelines at that time would have resulted in the MIP Equivalent Payment being a higher amount, the Company will pay you the difference between that higher sum and the MIP Equivalent Payment, less lawful deductions (“MIP Equivalent True-Up Payment”).  This 2015 MIP Equivalent True-Up Payment, if made, will not be included in your final average earnings for purposes of pension calculations.  The Company agrees to waive any right it might assert in the event of an over-payment of the MIP Equivalent Payment based on calculations made on estimates available in 2014.

6.

Payout of Remainder of 2014 Base Salary in the Event of  a Mutually Agreeable Early Retirement.  The Company also agrees to pay your 2014 base salary, in monthly installments, less lawful deductions, through December 31, 2014, in the event of a Mutually Agreeable Early Retirement.

7.

Payment of Additional Vacation.  Following the earlier of your retirement December 31, 2014, or a Mutually Agreeable Early Retirement, you will be paid any 2014 earned vacation you have not yet taken.  Also, you will be eligible for payment in an amount equivalent to an additional 22 days of vacation.

8.

Early Retirement or Termination for Cause.  If you choose to retire in a manner not mutually agreeable to the parties or are terminated for cause prior to December 31, 2014, you will not be eligible for the Succession Planning Payment, MIP Equivalent Payment, MIP Equivalent True-Up Payment, or the payout of 2015 vacation.  For purposes of this Agreement, the term “cause” shall mean any of the following, as determined in good faith by a majority of the Company’s Board of Directors:

a.	You are arrested for, convicted of, or plead guilty to a crime constituting a felony or involving moral turpitude; or

b.	Misconduct by you that materially and demonstrably injures the Company or results or is intended to result, directly or indirectly, in the personal enrichment of you at the expense of the Company; or

c.	Gross misconduct by you in violation of this Agreement or dereliction in performance of your duties hereunder; or

d.	A material breach of this Agreement.

Mr. Daniel F. Sansone

July 11, 2014

9.

Mutually Agreeable Early Retirement. If you choose to retire in a manner mutually agreeable to the parties prior to December 31, 2014 (“Mutually Agreeable Early Retirement”), the Company agrees to pay you the Succession Planning Payment and the MIP Equivalent Payment with the stipulations set forth below.  A “Mutually Agreeable Early Retirement” must meet the four requirements below in this section.

a.

You provide the Company with at least 30 days written notice of your intent to retire  (notice of such early retirement must be tendered to the CEO and a copy must be given to the General Counsel contemporaneously); and

b.	You execute the general release and waiver of claims attached as Exhibit A to the Agreement on or after your last day worked; and

c.	You do not tender a voluntary early retirement effective prior to August 4, 2014.

d.

The CEO accepts the voluntary early retirement in writing, which acceptance will not be unreasonably withheld.  This voluntary early retirement, assuming it meets the other criteria above, will be also deemed accepted if not specifically rejected in writing within seven (7) days of its tender to the CEO with a copy to the General Counsel.

10.

Requirement of a  Non-Competition Agreement. You acknowledge that in order for you to be eligible for the full value of all LTIP awards, in accordance with the award documents, you also must execute (prior to your last day actively at work) a non-competition agreement that will be provided to you under separate cover.

11.

Consulting Services.  Following your retirement from employment, you agree to provide, if requested, reasonable consulting services to the Company with respect to any matters with which you are familiar as a result of your employment, including but not limited to, issues regarding any projects you have managed for the Company (“Business Consulting Services”), and any pending legal claims or potential litigation (“Legal Consulting Services”).

a.

Your Legal Consulting Services will include, but not be limited to: (i) assisting the Company’s counsel upon request; (ii) meeting with the Company’s counsel including preparing for sworn testimony; (iii) assisting the Company’s counsel in defending any claims made by a third party against the Company, or in prosecuting any claims made by the Company against a third party; (iv) being available for testimony; (v) executing truthful affidavits at the request of the Company; and (vi) assisting counsel in the location, interpretation and analysis of records and other historical data. You acknowledge that your Legal Consulting Services may be protected by the confidentiality requirements of the attorney-client privilege and the attorney

Mr. Daniel F. Sansone

July 11, 2014

work product doctrine, and agree, to the extent required by applicable law, to abide by all applicable confidentiality requirements corresponding to said privilege and doctrine.

b.

For your Business Consulting Services and Legal Consulting Services (collectively, “Consulting Services”), the Company agrees to pay you $265 per hour (this amount is the hourly equivalent of your last base annual salary), plus reasonable travel expenses to be pre-approved by the Company.  Payments for such services will not, however, be provided for services rendered in a month in which you received a  portion or your full current monthly salary amount.

c.

You acknowledge and understand, however, that any compensation paid is compensation only for those Business or Legal Consulting Services which do not involve your serving as a witness or providing testimony in any deposition, court proceeding or any other proceeding and that you are not entitled to compensation in connection with serving as a witness or providing testimony in any deposition, court proceeding or any other proceeding, other than any fees or reimbursements provided in the applicable rules of civil procedure.  You also understand and agree that if you are called to testify in any legal proceeding or trial, you will testify truthfully as to all matters.

d.

With respect to your Consulting Services, you acknowledge and agree that you will be acting solely as an independent contractor and not as an employee of the Company and shall thereafter have no right to participate in any of the Company’s employee or benefits programs during your Consulting Services except to the extent that you may be eligible to participate in such programs as a result of your status as a retired employee.  Furthermore, as an independent contractor you understand that the Company will not withhold on behalf of you any sums for income tax, unemployment insurance, Social Security or any other withholding pursuant to any law or requirement of any governmental agency and all of these payments and withholdings shall be the responsibility of you.  Therefore, you agree to be responsible for and pay in a timely manner all of the payments and withholdings relating to compensation and payments made to you by the Company for Consulting Services under this Agreement.

12.

Confidential Information.  You acknowledge and agree that neither you, nor anyone on your behalf, has, or will in any manner, inform, disclose or discuss with any person, including but not limited to the Company’s employees, customers, vendors or competitors any business information of the Company or its affiliates, including without limitation, trade secrets and proprietary information that you know or may come to know during the performance of your Consulting Services (“Confidential Information”), unless otherwise provided by law, in furtherance of your duties hereunder, or as otherwise requested by the Company.  This confidentiality clause

Mr. Daniel F. Sansone

July 11, 2014

shall be liberally construed to effect its purpose of assuring the maximum permissible confidentiality of this Agreement, which shall be deemed to be of the essence of this Agreement.  You also agree to return to the Company, upon your separation from employment, any originals or copies of documents, electronic media or other materials (in electronic, hard copy or other form) and Confidential Information that you may have in your possession, including but not limited to all property or information, reports, files, memos, plans, lists, or other records (including electronically stored information) belonging to the Company or its affiliates, including copies, extracts or other documents derived from such property or information.  You affirm that this confidentiality provision is a material provision of this Agreement and that any breach thereof constitutes a material breach of this Agreement.  The covenants contained in this Section shall survive the termination or expiration of this Agreement.

As used above, “Confidential Information” means information disclosed to or known by you as a consequence of or through your employment or Consulting Services with the Company, which relates to the Company’s business, plans, finances, or internal procedures. For purposes of this Agreement, Confidential Information shall not include any information: (i) available in the public domain; (ii) generally known; (iii) disclosed as provided pursuant to the above paragraph; or (iv) disclosed by you in connection with any judicial or other proceeding involving you and the Company relating to this Agreement, assuming the parties agree to seal such information.  Further, Confidential Information includes, but is not limited to, trade secrets as defined in the Alabama Trade Secrets Act, Alabama Code §§ 8-27-1 et. seq., as amended.

13.

Representations and Warranties Regarding Corporate Misconduct; Non-Disparagement.    The Company has no reason to believe you are aware of any corporate misconduct, financial irregularities, or violations by the Company of foreign, federal, state or local law other than what you may have already advised the Company.  However, as a precondition to receipt of the benefits herein, you shall provide a written listing to the Compliance Officer or the Audit Committee of the Board of Directors of matters you believe involve corporate misconduct, financial irregularities, or violations by the Company of a federal, state or applicable foreign law, if any.  The purpose of this listing is to identify any matters that might reflect unfavorably on the Company or require investigation.  You also expressly acknowledge by your signature below that the consideration you have been offered herein or consulting fees you may receive has not in any way influenced you to make this representation.

You also agree that you will not engage in any harassing or derogatory conduct, including comments, written or verbal, toward or regarding the Company, its former or current board members and employees. The Company also agrees it will make no public statement of a derogatory nature regarding you or your employment with the Company.

Mr. Daniel F. Sansone

July 11, 2014

Nothing in this Agreement limits or abridges any right or obligation you have to report any concerns to any governmental agency or to cooperate with any such agency in any investigation or inquiry.  Finally, consistent with Company policy, you will not be retaliated against for any such or similar activities, and, if you believe you are, you are directed to contact the Compliance Officer or the Audit Committee.

14.

Execution of Releases and Revocation Period.  An express condition of this Agreement is your execution of a general release and waiver of claims both (i) in connection with the execution of this Agreement and (ii) immediately following your separation from employment.  The terms of the general release and waiver of claims are set forth in Exhibit A, which is incorporated herein by reference.

a.

You will have a minimum of 21 days after the presentation to you of this Agreement to execute this Agreement if you choose to do so, but you must execute it not later than February 1, 2015.  You may sign it at any time you are comfortable with its terms, and you are not required to wait the full 21 days.

b.

In addition, you will have seven (7) calendar days after signing the Agreement to notify the Company if you want to rescind it.  The Agreement will not be effective until this seven-day period has expired.  This revocation period cannot be shortened even by mutual agreement.  In order to rescind the agreement after signing it, you must provide the General Counsel of the Company with written instructions within the seven-day period.

c.

If you enter into this Agreement, the consideration will be tendered only if you also execute the general release and waiver of claims following your separation from employment. Further, the Company’s obligation to tender the consideration described herein will not become effective until the revocation period described in Exhibit A has passed without you revoking this Agreement.

d.	You hereby acknowledge that you were advised, and are hereby advised in writing, to consider the terms of this Agreement and consult with an attorney prior to executing this Agreement and Exhibit A.

15.

Corporate Records/Return of Company Property.    You agree that you will not damage or destroy any Company property, records, files or data. In addition, regardless of whether you execute this Agreement set forth below, you must, prior to your last day of work, file all outstanding expense reports and return your Company credit card(s), Company vehicle (unless you choose to purchase it pursuant to Corporate Policy GM-1, “Sales to Retiring Employees”), and all Company property, records, and files in your possession.  If you have a Corporate Master Card with an outstanding balance, payment in full is your personal responsibility.

Mr. Daniel F. Sansone

July 11, 2014

16.

Complete Agreement.    This Agreement, with attachment(s), sets forth the complete understanding and agreement between you and the Company and is binding upon both parties regarding the matters referenced herein.  This Agreement cannot be altered or amended in any way, except by a writing signed by you and the appropriate representative of the Company.  You agree that the Agreement will be governed by Alabama law, and further agree that if any term of the Agreement is declared invalid, the remaining provisions remain in effect.  By signing below, you acknowledge that you have carefully read this entire Agreement, you have not relied upon any other representation or statement (either written or oral) by released parties, you have been afforded a reasonable opportunity to consult with and seek advice from any person of your choosing, and you fully understand the terms of this Agreement, including the general release which you have agreed to freely and voluntarily for the consideration set forth herein.

Very truly yours,

       \s\ Donald M. James

Donald M. James

Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO, this 11th day of July,  2014.

      \s\ Daniel F. Sansone

        Daniel F. Sansone

EXHIBIT A

In order for you to receive the consideration described in the Agreement, this general release and waiver of claims must be executed both (i) in connection with the execution of the Agreement and (ii) following your termination of employment.

General Release and Waiver of Claims.  In consideration of the promises and covenants set forth in the Term of Employment for 2014 and General Release dated July 11, 2014, and in exchange for the consideration offered in the Agreement, you, individually and on behalf of your heirs, estate, executor, representative, agents and beneficiaries, voluntarily agree, of your own free will, to unconditionally release and forever discharge the Company and its subsidiaries, divisions, affiliates, successors and assigns, and their officers, directors, employees, agents and shareholders, individually and in their official capacities, from any and all claims or causes of action relating to or arising from your employment and/or separation from your employment with the Company and its subsidiaries, divisions, affiliates, successors and assigns, except for any rights you may have under the group medical benefit plans and insurance policies, the Thrift Plan, the Retirement Plan, the Long Term Incentive Plan, and any other vested right in any other employee benefit plan.  This release includes, but is not limited to, a waiver of any claims you may have for monetary relief or other damages, including reinstatement of employment, based on any alleged violation of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, as amended, the Age Discrimination in Employment Act, the Alabama Age Discrimination Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act Amendments Act (ADAAA), the Family Medical Leave Act, as amended (FMLA), the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment Retraining and Notification Act (WARN), the Uniformed Services Employment and Reemployment Rights Act (USERRA), claims for retaliatory discharge pursuant to Alabama Code  Section § 25-5-11.1, and any other federal, state or local laws including any claims for severance pay, bonus, incentive payment, sick leave, holiday pay, vacation pay, life insurance, as well as any claim for breach of contract, express or implied, fraud, any tort, “whistleblowing,” unlawful discrimination, harassment or retaliation, and any alleged pain, suffering and physical and/or emotional distress.

This release does not operate to bar any claims arising after the date it is signed.

Revocation Period.    The Agreement will not be effective until the seven-day period has expired.  This revocation period cannot be shortened even by mutual agreement.  In order to rescind the agreement after signing it, you must provide the Company with written instructions within the seven-day period.

Representation and Warranties.    The Company has no reason to believe that you are aware of any corporate misconduct, financial irregularities, or violations by the Company of foreign, federal, state or local law other than what you have already advised the Company.  However, as a precondition to receipt of the consideration offered in the Agreement, you shall provide a written listing to the Compliance Officer or the Audit Committee of the Board of Directors of matters you believe involve corporate misconduct, financial irregularities, or violations by the Company of a federal, state or foreign law, if any.  The purpose of this listing is to identify any matters that might reflect unfavorably on the Company or require investigation.

You also expressly acknowledge by your signature below that the consideration you have been offered or consulting fees you may receive has not in any way influenced you to make this representation.

Nothing in this Agreement limits or abridges any right or obligation you have to report any concerns to any governmental agency or to cooperate with any such agency in any investigation or inquiry.  Finally, consistent with Company policy, you will not be retaliated against for any such or similar activities, and, if you believe you are, you are directed to contact the Compliance Officer or the Audit Committee.

ACCEPTED AND AGREED TO, this 11th day of July, 2014.

     \s\ Daniel F. Sansone

        Daniel F. Sansone